UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                                 (RULE 13D-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13D-1(B), (C) AND (D)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)



                           Fleetwood Enterprises, Inc.
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                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    339099103
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 339099103                    13G                 Page  2  of  5  Pages

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ACQUA WELLINGTON PRIVATE PLACEMENT FUND LTD.
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
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    3       SEC USE ONLY


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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            BAHAMAS
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

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   12      TYPE OF REPORTING PERSON*

           OO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 339099103                    13G                 Page  3  of  5  Pages

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ITEM 1.

(a)      Name of Issuer:

         Fleetwood Enterprises, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         Fleetwood Enterprises, Inc.
         3125 Myers Street
         Riverside, CA 92503

ITEM 2.

(a)      Name of Person Filing:

         Acqua Wellington Private Placement Fund Ltd.

(b)      Address of Principal Business Office or, if none, Residence:

         Acqua Wellington Private Placement Fund Ltd.
         c/o Fortis Fund Services (Bahamas) Ltd.
         Montague Sterling Centre
         East Bay Street
         PO Box SS-6238
         Nassau, Bahamas

(c)      Citizenship:

         Bahamas

(d)      Title of Class of Securities:

         Common Stock, par value $1.00 per share

(e)      CUSIP Number:

         339099103



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CUSIP No. 339099103                    13G                 Page  4  of  5  Pages

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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.  OWNERSHIP.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:  None.

         Between December 2001 and January 2002 Acqua Wellington sold 2,209,945 shares of Fleetwood common stock in the open market.

(b)      Percent of class:  0%

(c)      Number of shares as to which the person has:

         (i)     Sole power to vote or to direct the vote:  None.

         (ii)    Shared power to vote or to direct the vote:  None.

         (iii)   Sole power to dispose or to direct the disposition of:  None.

         (iv)    Shared power to dispose or to direct the disposition of:  None.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to reportt he fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. |X|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


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CUSIP No. 339099103                    13G                 Page  5  of  5  Pages

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ITEM 10. CERTIFICATION

Certification pursuant toss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               January 30, 2002
                                        ----------------------------------
                                                      Date

                                        ACQUA WELLINGTON PRIVATE
                                        PLACEMENT FUND LTD.

                                        By:    /s/ Richard Colpron
                                        ----------------------------------
                                                    Signature


                                          Richard Colpron, Vice President
                                        ----------------------------------
                                                    Name/Title